EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 26, 2022	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the First Quarter of 2022

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the first quarter of 2022 of $81.7 million, or $0.60 per diluted share, as compared to earnings of $73.9 million, or $0.56 per diluted share, for the fourth quarter of 2021. The quarter was highlighted by strong 11% annualized loan growth (excluding Paycheck Protection Program loans), net interest margin expansion, and the resumption of United’s share repurchase program.

First quarter 2022 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.13%, 6.96% and 11.63%, respectively, compared to annualized returns on average assets, average equity, and average tangible equity of 1.04%, 6.44% and 10.87%, respectively, for the fourth quarter of 2021.

“We came out of the gate quickly and are off to a good start in 2022,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “We continue to experience promising loan growth in our new markets in the Southeast, as well as in our legacy markets, especially in the Greater Washington Region. We remain well capitalized, have sound liquidity levels, and maintain our longstanding commitments to strong risk management practices and credit underwriting discipline.”

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2022 was relatively flat from the first quarter of 2021, increasing $542 thousand, or less than 1%, to $191.5 million. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2022 was also relatively flat from the first quarter of 2021, increasing $604 thousand, or less than 1%, to $192.6 million. United completed its acquisition of Community Bankers Trust Corporation (“Community Bankers Trust”) on December 3, 2021. The slight increase in net interest income and tax-equivalent net interest income was primarily due to the impact of higher average earning assets, driven by the Community Bankers Trust acquisition and lower interest expense on deposits. These increases were mostly offset by lower accretion on acquired loans, lower fee income from Paycheck Protection Program (“PPP”) loans and higher average interest-bearing deposit balances as a result of the Community Bankers Trust acquisition. Average earning assets for the first quarter of 2022 increased $2.5 billion, or 11%, from the first quarter of 2021 due to a $1.5 billion increase in average investment securities, a $739.3 million increase in average short-term investments and a $312.5 million increase in average net loans and loans held for sale. Average interest-bearing deposits for the first quarter of 2022 increased $1.2 billion, or 9%, from the first

United Bankshares, Inc. Announces...

April 26, 2022

Page Two

quarter of 2021; however, the yield on interest-bearing deposits decreased 13 basis points from the first quarter of 2021 to 0.24% for the first quarter of 2022. The net interest spread for the first quarter of 2022 decreased 28 basis points from the first quarter of 2021 to 2.86% due to a 40 basis point decrease in the average yield on earning assets partially offset by a 12 basis point decrease in the average cost of funds. Loan accretion on acquired loans was $4.1 million and $9.8 million for the first quarter of 2022 and 2021, respectively, a decrease of $5.7 million. Net PPP loan fee income of $4.1 million was recognized in the first quarter of 2022 as compared to $11.3 million for the first quarter of 2021. The net interest margin of 2.99% for the first quarter of 2022 was a decrease of 31 basis points from the net interest margin of 3.30% for the first quarter of 2021.

On a linked-quarter basis, net interest income for the first quarter of 2022 increased $7.8 million, or 4%, from the fourth quarter of 2021. Tax-equivalent net interest income for the first quarter of 2022 increased $7.9 million, or 4%, from the fourth quarter of 2021. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets due to the full-quarter impact of the Community Bankers Trust acquisition and organic growth partially offset by lower acquired loan accretion and PPP loan fee income. Average earning assets increased approximately $1.1 billion, or 4%, from the fourth quarter of 2021 due to increases in average net loans and loans held for sale of $900.9 million and average securities of $796.3 million partially offset by a decrease in average short-term investments of $580.2 million. The net interest spread of 2.86% for the first quarter of 2022 increased 4 basis points from the fourth quarter of 2021 due to a 3 basis point increase in the average yield on earning assets and a 1 basis point decrease in the average cost of funds. Loan accretion on acquired loans decreased $2.1 million from the fourth quarter of 2021. Net PPP loan fee income for the first quarter of 2022 decreased $936 thousand from the fourth quarter of 2021. The net interest margin of 2.99% for the first quarter of 2022 was an increase of 5 basis points from the net interest margin of 2.94% for the fourth quarter of 2021.

Credit Quality

United’s asset quality continues to be sound. At March 31, 2022, non-performing loans were $79.9 million, or 0.43% of loans & leases, net of unearned income, down from $90.8 million, or 0.50% of loans & leases, net of unearned income, at December 31, 2021. Total non-performing assets of $93.5 million, including other real estate owned (“OREO”) of $13.6 million at March 31, 2022, represented 0.32% of total assets as compared to non-performing assets of $105.6 million, including OREO of $14.8 million, or 0.36% of total assets at December 31, 2021.

The provision for credit losses was a net benefit of $3.4 million for the first quarter of 2022 as compared to a provision for credit losses expense of $143 thousand for the first quarter of 2021. The decrease in the provision in relation to the prior year quarter was primarily driven by the impact of better performance trends within the loan portfolio. On a linked-quarter basis, the provision for credit losses for the first quarter of 2022 was a net benefit of $3.4 million compared to a net benefit of $7.4 million for the fourth quarter of 2021. The fourth quarter of 2021 included a provision for loan losses of $12.3 million recorded on purchased non-credit deteriorated (“non-PCD”) loans from Community Bankers Trust.

As of March 31, 2022, the allowance for loan & lease losses was $214.6 million, or 1.17% of loans & leases, net of unearned income, as compared to $216.0 million, or 1.20% of loans & leases, net of unearned income, at December 31, 2021. Net recoveries were $2.0 million for the first

United Bankshares, Inc. Announces...

April 26, 2022

Page Three

quarter of 2022 compared to net charge-offs of $4.5 million for the first quarter of 2021. Annualized net recoveries as a percentage of average loans & leases, net of unearned income were (0.04)% for the first quarter of 2022, compared to annualized net charge-offs of 0.10% for the first quarter of 2021. Net charge-offs were $125 thousand for the fourth quarter of 2021.

Noninterest Income

Noninterest income for the first quarter of 2022 was $46.0 million, which was a decrease of $46.6 million, or 50%, from the first quarter of 2021. The decrease in noninterest income was primarily driven by a $46.2 million decrease in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume driven by the rising rate environment and a lower margin on loans sold in the secondary market. Income from bank-owned life insurance (“BOLI”) for the first quarter of 2022 was $2.2 million, an increase of $791 thousand from the first quarter of 2021. Fees from deposit services for the first quarter of 2022 were $10.1 million, an increase of $1.3 million from the first quarter of 2021.

On a linked-quarter basis, noninterest income for the first quarter of 2022 decreased $8.0 million, or 15%, from the fourth quarter of 2021. The decrease in noninterest income was primarily driven by a decrease of $8.1 million in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume driven by the rising rate environment and a lower loan pipeline valuation. BOLI income increased $971 thousand from the fourth quarter of 2021 to $2.2 million. Fees from brokerage services increased $853 thousand from the fourth quarter of 2021 to $4.6 million.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $139.2 million, a decrease of $9.8 million, or 7%, from the first quarter of 2021. Employee compensation decreased $9.8 million due to lower employee commissions, incentives and overtime related to mortgage banking production partially offset by additional employees from the Community Bankers Trust acquisition. OREO expense decreased $3.5 million due to fewer declines in the fair value of OREO properties. Partially offsetting the decreases in noninterest expense was an increase in the expense for reserve for unfunded loan commitments of $4.5 million mainly due to an increase in outstanding loan commitments.

On a linked-quarter basis, noninterest expense for the first quarter of 2022 decreased $12.6 million, or 8%, from the fourth quarter of 2021 primarily due to a decrease of $8.9 million in employee compensation and $3.5 million in data processing. The decrease in employee compensation was primarily due to fewer employees as well as lower employee commissions, incentives and overtime related to mortgage banking production. The fourth quarter of 2021 also included $2.5 million of merger-related employee compensation expenses from the Community Bankers Trust acquisition. The decrease in data processing expense was primarily due to $3.5 million of merger-related expenses associated with the Community Bankers Trust acquisition recognized in the fourth quarter of 2021. Also included in noninterest expense were merger-related expenses of $508 thousand for the first quarter of 2022 as compared to $2.0 million for the fourth quarter of 2021.

United Bankshares, Inc. Announces...

April 26, 2022

Page Four

Income Tax Expense

For the first quarter of 2022, income tax expense was $20.1 million as compared to $27.6 million for the first quarter of 2021. The decrease of $7.5 million was primarily due to lower earnings and a lower effective tax rate. On a linked-quarter basis, income tax expense increased $607 thousand primarily due to higher earnings partially offset by a lower effective tax rate. United’s effective tax rate was 19.8% for the first quarter of 2022, 20.5% for the first quarter of 2021 and 20.9% for the fourth quarter of 2021.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.1% at March 31, 2022, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 13.0%, 13.0% and 10.4%, respectively. The March 31, 2022 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the first quarter of 2022, United repurchased, under a previously announced stock repurchase plan, approximately 711 thousand shares of its common stock at an average price per share of $35.15. During the first quarter of 2021, United repurchased, under a previously announced stock repurchase plan, approximately 306 thousand shares of its common stock at an average price per share of $32.52. United did not repurchase any shares of its common stock during the fourth quarter of 2021.

About United Bankshares, Inc.

As of March 31, 2022, United had consolidated assets of approximately $29.4 billion. United is the parent company of United Bank which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

April 26, 2022

Page Five

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2022 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2022 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic, on United, its colleagues, the communities United serves, and the domestic and global economy; uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, reform of LIBOR; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the OCC, Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; risks relating to the merger with Community Bankers Trust, including the successful integration of operations of Community Bankers Trust, the expected growth opportunities and costs savings from the merger, and deposit attrition, operating costs, customer losses and business disruption following the merger; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2022	March 2021	December 2021
EARNINGS SUMMARY:
Interest income	$202,795	$205,657	$195,194
Interest expense	11,293	14,697	11,516

Net interest income	191,502	190,960	183,678
Provision for credit losses	(3,410)	143	(7,405)
Noninterest income	46,023	92,573	54,049
Noninterest expense	139,173	148,927	151,789

Income before income taxes	101,762	134,463	93,343
Income taxes	20,098	27,565	19,491

Net income	$81,664	$106,898	$73,852

PER COMMON SHARE:
Net income:
Basic	$0.60	$0.83	$0.56
Diluted	0.60	0.83	0.56
Cash dividends	0.36	0.35	0.36
Book value	33.77	33.54	34.60
Closing market price	$34.88	$38.58	$36.28
Common shares outstanding:
Actual at period end, net of treasury shares	136,068,439	129,175,800	136,392,758
Weighted average-basic	136,058,328	128,635,740	130,939,640
Weighted average-diluted	136,435,229	128,890,861	131,295,816

FINANCIAL RATIOS:
Return on average assets	1.13%	1.64%	1.04%
Return on average shareholders’ equity	6.96%	9.97%	6.44%
Return on average tangible equity (non-GAAP)(1)	11.63%	17.20%	10.87%
Average equity to average assets	16.22%	16.41%	16.22%
Net interest margin	2.99%	3.30%	2.94%

	March 31 2022	December 31 2021	March 31 2021
PERIOD END BALANCES:
Assets	$29,365,511	$29,328,902	$27,030,755
Earning assets	25,958,745	26,083,089	24,023,292
Loans & leases, net of unearned income	18,392,086	18,023,648	17,365,891
Loans held for sale	340,040	504,416	808,134
Investment securities	5,020,712	4,295,749	3,402,922
Total deposits	23,474,301	23,350,263	21,396,474
Shareholders’ equity	4,595,140	4,718,628	4,332,698

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2022	March 2021	December 2021
Interest & Loan Fees Income (GAAP)	$202,795	$205,657	$195,194
Tax equivalent adjustment	1,109	1,047	1,037

Interest & Fees Income (FTE) (non-GAAP)	203,904	206,704	196,231
Interest Expense	11,293	14,697	11,516

Net Interest Income (FTE) (non-GAAP)	192,611	192,007	184,715

Provision for Credit Losses	(3,410)	143	(7,405)

Noninterest Income:
Fees from trust services	4,127	3,763	4,327
Fees from brokerage services	4,552	4,323	3,699
Fees from deposit services	10,148	8,896	10,509
Bankcard fees and merchant discounts	1,379	1,064	1,580
Other charges, commissions, and fees	759	759	753
Income from bank-owned life insurance	2,194	1,403	1,223
Income from mortgage banking activities	19,203	65,395	27,342
Mortgage loan servicing income	2,387	2,355	2,435
Net (losses) gains on investment securities	(251)	2,609	(39)
Other noninterest income	1,525	2,006	2,220

Total Noninterest Income	46,023	92,573	54,049

Noninterest Expense:
Employee compensation	62,621	72,412	71,542
Employee benefits	12,851	15,450	10,819
Net occupancy	11,187	10,941	10,653
Data processing	7,371	7,026	10,852
Amortization of intangibles	1,379	1,466	1,509
OREO expense	147	3,625	1,004
Equipment expense	7,335	6,044	6,819
FDIC insurance expense	2,673	2,000	2,626
Mortgage loan servicing expense and impairment	1,643	3,177	2,217
Expense for reserve for unfunded loan commitments	5,237	774	6,094
Other noninterest expense	26,729	26,012	27,654

Total Noninterest Expense	139,173	148,927	151,789

Income Before Income Taxes (FTE) (non-GAAP)	102,871	135,510	94,380

Tax equivalent adjustment	1,109	1,047	1,037

Income Before Income Taxes (GAAP)	101,762	134,463	93,343

Taxes	20,098	27,565	19,491

Net Income	$81,664	$106,898	$73,852

MEMO: Effective Tax Rate	19.75%	20.50%	20.88%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 31, 2022 Q-T-D Average	March 31, 2021 Q-T-D Average	March 31 2022	December 31 2021
Cash & Cash Equivalents	$3,377,720	$2,583,986	$2,803,093	$3,758,170
Securities Available for Sale	4,453,139	2,984,281	4,760,934	4,042,699
Less: Allowance for credit losses	0	0	0	0

Net available for sale securities	4,453,139	2,984,281	4,760,934	4,042,699
Securities Held to Maturity	1,020	1,027	1,020	1,020
Less: Allowance for credit losses	(19)	(23)	(19)	(19)

Net held to maturity securities	1,001	1,004	1,001	1,001
Equity Securities	12,528	10,893	12,357	12,404
Other Investment Securities	242,694	219,937	246,420	239,645

Total Securities	4,709,362	3,216,115	5,020,712	4,295,749

Total Cash and Securities	8,087,082	5,800,101	7,823,805	8,053,919

Loans held for sale	327,673	621,688	340,040	504,416
Commercial Loans & Leases	13,986,982	13,298,719	14,072,235	13,809,735
Mortgage Loans	2,989,438	3,114,722	3,048,679	3,008,410
Consumer Loans	1,253,905	1,230,949	1,298,366	1,233,162

Gross Loans	18,230,325	17,644,390	18,419,280	18,051,307
Unearned income	(27,766)	(28,526)	(27,194)	(27,659)

Loans & Leases, net of unearned income	18,202,559	17,615,864	18,392,086	18,023,648
Allowance for Loan & Lease Losses	(216,016)	(235,795)	(214,594)	(216,016)

Net Loans	17,986,543	17,380,069	18,177,492	17,807,632
Mortgage Servicing Rights	22,855	21,186	23,089	23,144
Goodwill	1,887,197	1,799,328	1,889,244	1,886,494
Other Intangibles	23,928	26,311	23,034	24,413
Operating Lease Right-of-Use Asset	80,446	68,030	77,097	81,942
Other Real Estate Owned	14,302	22,457	13,641	14,823
Bank Owned Life Insurance	478,575	355,967	479,064	478,067
Other Assets	435,921	395,979	519,005	454,052

Total Assets	$29,344,522	$26,491,116	$29,365,511	$29,328,902

MEMO: Interest-earning Assets	$26,052,404	$23,507,417	$25,958,745	$26,083,089

Interest-bearing Deposits	$14,383,839	$13,184,728	$14,467,340	$14,369,716
Noninterest-bearing Deposits	8,991,131	7,735,638	9,006,961	8,980,547

Total Deposits	23,374,970	20,920,366	23,474,301	23,350,263
Short-term Borrowings	133,987	142,155	136,370	128,844
Long-term Borrowings	817,363	833,365	817,235	817,394

Total Borrowings	951,350	975,520	953,605	946,238
Operating Lease Liability	85,110	71,696	81,678	86,703
Other Liabilities	173,312	176,784	260,787	227,070

Total Liabilities	24,584,742	22,144,366	24,770,371	24,610,274

Preferred Equity	0	0	0	0
Common Equity	4,759,780	4,346,750	4,595,140	4,718,628

Total Shareholders’ Equity	4,759,780	4,346,750	4,595,140	4,718,628

Total Liabilities & Equity	$29,344,522	$26,491,116	$29,365,511	$29,328,902

MEMO: Interest-bearing Liabilities	$15,335,189	$14,160,248	$15,420,945	$15,315,954

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2022	March 2021	December 2021
Quarterly Share Data:
Earnings Per Share:
Basic	$0.60	$0.83	$0.56
Diluted	$0.60	$0.83	$0.56
Common Dividend Declared Per Share	$0.36	$0.35	$0.36
High Common Stock Price	$39.80	$41.61	$39.41
Low Common Stock Price	$33.58	$31.57	$33.34
Average Shares Outstanding (Net of Treasury Stock):
Basic	136,058,328	128,635,740	130,939,640
Diluted	136,435,229	128,890,861	131,295,816

Common Dividends	$49,266	$45,254	$46,564
Dividend Payout Ratio	60.33%	42.33%	63.05%

	March 31 2022	December 31 2021	March 31 2021
EOP Share Data:
Book Value Per Share	$33.77	$34.60	$33.54
Tangible Book Value Per Share (non-GAAP) (1)	$19.72	$20.59	$19.38
52-week High Common Stock Price	$42.50	$42.50	$41.61
Date	05/18/21	05/18/21	03/18/21
52-week Low Common Stock Price	$31.74	$31.57	$20.57
Date	9/20/21	1/29/21	09/25/20

EOP Shares Outstanding (Net of Treasury Stock):	136,068,439	136,392,758	129,175,800

Memorandum Items:
EOP Employees (full-time equivalent)	3,090	3,143	3,033
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,595,140	$4,718,628	$4,332,698
Less: Total Intangibles	(1,912,278)	(1,910,907)	(1,829,495)

Tangible Equity (non-GAAP)	$2,682,862	$2,807,721	$2,503,203
÷ EOP Shares Outstanding (Net of Treasury Stock)	136,068,439	136,392,758	129,175,800

Tangible Book Value Per Share (non-GAAP)	$19.72	$20.59	$19.38

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2022	March 2021	December 2021
Selected Yields and Net Interest Margin:
Net Loans and Loans held for sale	4.01%	4.26%	4.04%
Investment Securities	1.72%	1.93%	1.72%
Money Market Investments/FFS	0.31%	0.34%	0.28%
Average Earning Assets Yield	3.16%	3.56%	3.13%
Interest-bearing Deposits	0.24%	0.37%	0.26%
Short-term Borrowings	0.55%	0.51%	0.52%
Long-term Borrowings	1.27%	1.23%	1.23%
Average Liability Costs	0.30%	0.42%	0.31%
Net Interest Spread	2.86%	3.14%	2.82%
Net Interest Margin	2.99%	3.30%	2.94%

Selected Financial Ratios:
Return on Average Assets	1.13%	1.64%	1.04%
Return on Average Shareholders’ Equity	6.96%	9.97%	6.44%
Return on Average Tangible Equity (non-GAAP) (1)	11.63%	17.20%	10.87%
Efficiency Ratio	58.59%	52.53%	63.85%

Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$81,664	$106,898	$73,852
(b) Number of Days	90	90	92
Average Total Shareholders’ Equity (GAAP)	$4,759,780	$4,346,750	$4,551,634
Less: Average Total Intangibles	(1,911,125)	(1,825,639)	(1,856,141)

(c) Average Tangible Equity (non-GAAP)	$2,848,655	$2,521,111	$2,695,493
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	11.63%	17.20%	10.87%

	March 31 2022	December 31 2021	March 31 2021
Selected Financial Ratios:
Loans & Leases, net of unearned income / Deposit Ratio	78.35%	77.19%	81.16%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.17%	1.20%	1.33%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.37%	1.37%	1.45%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.19%	0.20%	0.28%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.08%	0.10%	0.09%
Non-performing Loans/ Loans & Leases, net of unearned income	0.43%	0.50%	0.67%
Non-performing Assets/ Total Assets	0.32%	0.36%	0.50%
Primary Capital Ratio	16.36%	16.79%	16.80%
Shareholders’ Equity Ratio	15.65%	16.09%	16.03%
Price / Book Ratio	1.03x	1.05x	1.15x
Price / Earnings Ratio	14.57x	12.82x	11.63x

Note:
(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2022	March 2021	December 2021
Mortgage Banking Segment Data:
Applications	$1,696,504	$2,630,426	$1,534,311
Loans originated	1,006,363	1,910,619	1,287,629
Loans sold	$1,170,124	$1,817,884	$1,273,014
Purchase money % of loans closed	73%	43%	69%
Realized gain on sales and fees as a % of loans sold	2.98%	4.16%	3.02%
Net interest income	$2,317	$2,650	$2,609
Other income	23,397	67,507	30,921
Other expense	25,448	41,183	29,147
Income taxes	57	5,940	876
Net income	$209	$23,034	$3,507

	March 31 2022	December 31 2021	March 31 2021
Period End Mortgage Banking Segment Data:
Locked pipeline	$412,809	$448,889	$979,842
Balance of loans serviced	$3,623,207	$3,698,998	$3,585,890
Number of loans serviced	24,677	25,198	25,443

	March 31 2022	December 31 2021	March 31 2021
Asset Quality Data:
EOP Non-Accrual Loans	$34,093	$36,028	$48,985
EOP 90-Day Past Due Loans	15,179	18,879	15,719
EOP Restructured Loans (1)	30,582	35,856	51,529

Total EOP Non-performing Loans	$79,854	$90,763	$116,233
EOP Other Real Estate Owned	13,641	14,823	18,690

Total EOP Non-performing Assets	$93,495	$105,586	$134,923

	Three Months Ended
	March 2022	March 2021	December 2021
Allowance for Loan & Lease Losses:
Beginning Balance	$216,016	$235,830	$210,891
Initial allowance for acquired PCD loans	0	0	12,629
Gross Charge-offs	(1,476)	(6,957)	(4,205)
Recoveries	3,456	2,415	4,080

Net Recoveries (Charge-offs)	1,980	(4,542)	(125)
Provision for Loan & Lease Losses	(3,402)	294	(7,379)

Ending Balance	214,594	231,582	216,016
Reserve for lending-related commitments	36,679	20,024	31,442

Allowance for Credit Losses (2)	$251,273	$251,606	$247,458

Notes:

(1)

Restructured loans with an aggregate balance of $13,568, $38,023, and $22,421 at March 31, 2022, March 31, 2021 and December 31, 2021, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. Restructured loans with an aggregate balance of $102 thousand at December 31, 2021 were 90 days past due, but not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.